Exhibit 99.1

Payless ShoeSource Announces Plans to Open Second Product Replenishment
Facility in Western United States

          TOPEKA, Kan., Jan. 20 /PRNewswire-FirstCall/ -- Payless ShoeSource (NYSE: PSS) announced today that the company plans to open a second product replenishment facility in the western United States.  The additional facility will supply merchandise to the company’s stores located west of the Rocky Mountains. The exact location of the additional facility is still being determined.  The estimated opening date for the additional facility is Summer of 2007.

          The announcement comes after several months of analysis of the company’s supply chain that was initiated to identify opportunities to improve speed-to-market and to better support the company’s merchandise positioning with its customers.  By adding a second replenishment facility in the west, the company expects to improve customer satisfaction by shortening product delivery times to its stores.

          After opening the additional distribution facility, the Topeka Distribution Center is expected to replenish all remaining North American stores east of the Rocky Mountains.  Over the coming months, the company’s management team will be developing plans to ensure a smooth transition and startup of the additional facility.

          This effort to bring the company’s trend-right merchandise more quickly and more efficiently to its customers is expected over time to have a positive impact on the company’s overall business success and support future growth.

          Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere.  As of the end of fiscal December 2005, the Company operated a total of 4,615 stores.  Payless stores offer quality family footwear and accessories at affordable prices.  In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

          This release contains forward-looking statements relating to anticipated changes in the company’s distribution system and its impacts and potential benefits.  A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations.  In addition to those risk factors outlined in the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and the Form 10-Q for the period ending October 29, 2005, the following factors could also materially impact the forward looking statement: the ability of the company to locate a suitable location on acceptable terms; the ability of the company to successfully design, construct and integrate the new facility into the current distribution system; and the company’s ability to transition to multiple domestic distribution facilities. The company does not undertake any obligation to release publicly any revisions to such forward- looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE  Payless ShoeSource
          -0-                                         01/20/2006
          /CONTACT:  Ron Cooperman of Payless ShoeSource, +1-785-295-6026/
          /Company News On-Call:  http://www.prnewswire.com/comp/136152.html/
          /Web site:  http://www.paylessinfo.com/